Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax

Contract Owner Opinion:

Reorganization of LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund - LVIP BlackRock Growth ETF Allocation Managed Risk Fund

October 9, 2026

The Lincoln National Life Insurance Company

1301 South Harrison Street

Fort Wayne, Indiana 46802

Lincoln Life & Annuity Company of New York

100 Madison Street, Suite 1860

Syracuse, New York 13202

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by The Lincoln National Life Insurance Company (“Lincoln Life”) or by Lincoln Life & Annuity Company of New York (“Lincoln New York”) and funded by separate accounts of Lincoln Life or Lincoln New York for which LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund (“Acquired Fund”), a separate series of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and LVIP BlackRock Growth ETF Allocation Managed Risk Fund (formerly, the LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund) (“Acquiring Fund”), also a separate series of the Trust, serve as underlying investment vehicles, relating to the Reorganization (as described below).

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of October 9, 2026, and as executed by the Trust on behalf of Acquired Fund and Acquiring Fund, Acquired Fund will transfer all of its assets to Acquiring Fund in exchange solely for voting shares of Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund and the distribution of Acquiring Fund Shares to the shareholders of Acquired Fund in complete liquidation of Acquired Fund (the “Reorganization”).

Contract Owner Opinion: Reorganization of LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund - LVIP BlackRock Growth ETF Allocation Managed Risk Fund October 9, 2026 Page 2

For purposes of this opinion, we have examined and relied upon (1) the Agreement, (2) the Information Statement/Prospectus dated August 21, 2026, (3) the facts and representations contained in the letter dated as of this date, addressed to us from Lincoln Life and Lincoln New York, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of the Reorganization, will be treated as a “variable contract” within the meaning of section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in Acquired Fund and Acquiring Fund, and access to such funds, satisfies the requirements and limitations set forth in section 1.817-5(f) of the U.S. Treasury Regulations; and

(3) under the so-called investor control rules, Lincoln Life and Lincoln New York, and not the Contract Owners, have been and are treated for federal income tax purposes as the owners of the interests in Acquired Fund and Acquiring Fund that underlie the Contracts.

This opinion is based upon the Code, United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Agreement, (b) (i) the information provided in the Information Statement/Prospectus referred to above, (ii) the facts and representations contained in the letter dated as of this date, and as addressed to us from Lincoln Life and Lincoln New York, and (iii) the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

(continued)

Contract Owner Opinion: Reorganization of LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund - LVIP BlackRock Growth ETF Allocation Managed Risk Fund October 9, 2026 Page 3

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.

Very truly yours,

/s/ Dechert LLP